Exhibit 99.1




For Immediate Release

Contact: Willing L. Biddle, President or
         James R Moore , CFO
         Urstadt Biddle Properties Inc.
         (203) 863-8200

                         URSTADT BIDDLE PROPERTIES INC.
             ANNOUNCES ACQUISITION OF STAPLES PLAZA SHOPPING CENTER
                         IN WESTCHESTER COUNTY, NEW YORK

GREENWICH, CONNECTICUT July 5, 2005 ...Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced that it has completed the purchase of Staples Plaza Shopping Center in Yorktown Heights in Westchester County, New York for a purchase price of $28.425 million, excluding closing costs. The property was acquired subject to an existing first mortgage loan of $8.25 million with interest at 7.42% due in 2007. The property, which contains 201,000 square feet of leasable space, was purchased from a private real estate investing group. Staples Plaza is 97% leased and "shadow" anchored by a 107,000 sf BJ Wholesale Club. The center's tenant roster consists of national and regional retailers including Staples, Bed, Bath & Beyond, Party City, Dunkin Donuts, and A.C. Moore. The purchase was funded with available cash raised from a portion of the net proceeds of the Company's recent Series D preferred stock sales.

The property which is situated on 16.4 acres of land was built in stages during the 1970's and 1980's. The center is well located and serves the Yorktown trade area. The shopping center benefits from its location on the heavily traveled Route 202 just off the Taconic Parkway and the populated residential neighborhoods surrounding the property.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, "We are pleased to announce the acquisition of one of Westchester County's finest shopping centers. The purchase of Staples Plaza continues our strategic goal to be the dominant retail real estate owner in Westchester County, New York and Fairfield County, Connecticut and adds to the $50 million of retail property purchased earlier this year ."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969. UBP owns 34 properties located predominately in Westchester & Fairfield counties, containing approximately 3.7 million square feet of space and has paid 142 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.